RCI Reports 1Q19 Club & Restaurant Total Sales Up 6.5%

HOUSTON—January 10, 2019—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurants for the Fiscal 2019 first quarter ended December 31, 2018. The company plans to report complete 1Q19 results on February 11, 2019.

1Q19 vs. 1Q18

●	Total club and restaurant sales: $43.4 million compared to $40.8 million – up 6.5%
●	Consolidated same-store sales: $40.0 million compared to $39.7 million – up 0.7%
●	Nightclubs total sales: $37.4 million compared to $34.9 million (39 units vs. 40) – up 7.0%
●	Nightclubs same-store sales: $35.3 million compared to $33.9 million – up 4.3%
●	Bombshells total sales: $6.0 million compared to $5.8 million (7 units vs. 5) – up 3.2%
●	Bombshells same-store sales: $4.6 million compared to $5.8 million – down 20.5%

* Current and historical Nightclubs and Bombshells sales data do not include revenues from non-core operations.

Conference Call Today at 4:30 PM ET

●	Live Participant Dial In: Toll Free at 877-407-9210 and International at 201-689-8049
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CEO Comment

Eric Langan, President and CEO, commented: “Fiscal 2019 has started off well in what is seasonally our strongest period with record first quarter club and restaurant sales, featuring solid same-store growth in Nightclubs and good performance across the board from new clubs and new Bombshells locations.”

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Nightclubs

●	Same-store sales growth continued to reflect effective marketing, management and appeal, combined with a good economy.
●	New clubs added approximately $1.9 million from the early November acquisitions in Pittsburgh and Chicago, and the May 2018 acquisition of a club in Kappa, IL.

Bombshells

●	Same-store sales had tough year-over-year comparisons in part because of business generated in October 2017 when the Houston Astros won the pro baseball championship.
●	The year-over-year percentage change in same-store sales improved from the preceding quarter with December achieving the best performance in the last six months.
●	New units added approximately $1.4 million from Houston area locations that opened April 2018 (Pearland) and December 19th (I-10).

Notes

●	Current and historical Nightclubs and Bombshells sales data in quarterly sales news releases do not include revenues from non-core operations.
●	Sales numbers are preliminary and subject to final closing.
●	Unit counts are at period end.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.
●	Planned opening dates are subject to change due to weather, which could affect construction schedules, and scheduling of final municipal inspections.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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